Exhibit 10.1

License Agreement

By And Between

Novartis institutes for biomedical research, inc.

And

Marina Biotech, Inc.

1.	DEFINITIONS AND INTERPRETATION	1

2.	LICENSES	5

3.	DISCLOSURE AND TRANSFER OF MARINA KNOW-HOW AND COOPERATION	7

4.	FINANCIAL PROVISIONS	7

5.	PAYMENT TERMS	7

6.	CONFIDENTIALITY	8

7.	EVENT OF DEFAULT	10

8.	TERM; RIGHTS IN BANKRUPTCY	10

9.	REPRESENTATIONS, WARRANTIES AND COVENANTS	11

10.	INDEMNIFICATION; LIABILITY	15

11.	PUBLICATIONS AND PUBLICITY	18

12.	GENERAL PROVISIONS	20

EXHIBIT A – Marina PATENTS

EXHIBIT B – PRESS RELEASE

LICENSE AGREEMENT

This LICENSE AGREEMENT (“Agreement”) is made as of this ___ day of August, 2012 (“Effective Date”), by and between Novartis Institutes for BioMedical Research, Inc., a Delaware corporation (“Novartis”) and Marina Biotech, Inc., a Delaware corporation (“Marina”). Novartis and Marina are each referred to individually as a “Party” and together as the “Parties.”

RECITALS

WHEREAS, Marina has developed a proprietary platform for creating novel oligonucleotide therapeutics and owns or Controls (as defined below) certain intellectual property relating thereto;

WHEREAS, Novartis wishes to obtain, and Marina wishes to grant, a license to such intellectual property on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the Parties agree as follows.

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions. Unless the context otherwise requires, the terms in this Agreement with initial letters capitalized, shall have the meanings set forth below, or the meaning as designated in the indicated places throughout this Agreement.

“Affiliate” means, with respect to a Party, any Person that controls, is controlled by, or is under common control with that Party. For the purpose of this definition, “control” shall mean, direct or indirect, ownership of fifty percent (50%) or more of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or fifty percent (50%) or more of the equity interest in the case of any other type of legal entity, status as a general partner in any partnership, or any other arrangement whereby the entity or person controls or has the right to control the board of directors or equivalent governing body of a corporation or other entity, or the ability to cause the direction of the management or policies of a corporation or other entity. In the case of entities organized under the laws of certain countries, the maximum percentage ownership permitted by law for a foreign investor may be less than fifty percent (50%), and in such case such lower percentage shall be substituted in the preceding sentence, provided, that such foreign investor has the power to direct the management and policies of such entity. In the case of Novartis, “Affiliates” shall also be deemed to include the Novartis Institute for Functional Genomics, Inc. (also known as the Genomics Institute of the Novartis Research Foundation), the Friedrich Miescher Institute for BioMedical Research, and their respective Affiliates.

“Agreement” shall have the meaning set forth in the preamble.

“Novartis Indemnitees” shall have the meaning set forth in Section 10.1.

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“Business Day” means any day that is not a Saturday, a Sunday, or other day which is a recognized Federal holiday in the United States of America.

“Claims” means all Third Party demands, claims, actions, proceedings and liabilities (whether criminal or civil, in contract, tort or otherwise) for losses, damages, reasonable legal costs and other reasonable expenses of any nature whatsoever.

“Code” shall have the meaning set forth in Section 8.2(a).

“Confidential Information” means all Know-How and other proprietary information and data of a financial, commercial or technical nature which the disclosing Party or any of its Affiliates has supplied or otherwise made available to the other Party or its Affiliates, whether made available orally, in writing or in electronic form, including information comprising or relating to concepts, discoveries, inventions, data, designs or formulae in relation to this Agreement. For purposes hereof, this Agreement and the terms hereof shall be deemed to be the Confidential Information of both Parties, subject to the rights of disclosure set forth in Section 11.2(b) and (c)..

“Control” or “Controlled” means, with respect to any Know How, Patents, other intellectual property rights, or any proprietary or trade secret information, the legal authority or right (whether by ownership, license or otherwise) of a Party to grant a license or a sublicense of or under such Know How, Patents, or intellectual property rights to another Person, or to otherwise disclose such proprietary or trade secret information to another Person, without breaching the terms of any agreement with a Third Party, or misappropriating the proprietary or trade secret information of a Third Party.

“CRN” means a nucleotide analog with a linker connecting C2’ and C4’ carbons of the ribose ring.

“CRN Data” means all data and information Controlled by Marina relating to the structure, activity and/or other characteristics of the CRN Platform Technology.

“CRN Platform Technology” generally means compounds containing one or more CRN, and including any Technology Improvements, as in existence as of the Effective Date.

“Effective Date” shall have the meaning set forth in the first paragraph of this Agreement.

“Encumbrance” means any claim, charge, equitable interest, hypothecation, lien, mortgage, pledge, option, license, assignment, power of sale, retention of title, right of pre-emption, right of first refusal or security interest of any kind.

“Event of Default” shall have the meaning set forth in Section 7.1.

“Field” shall mean all uses and purposes for the development of human therapeutics.

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“Force Majeure Event” shall have the meaning set forth in Section 12.5.

“Indemnification Claim Notice” shall have the meaning set forth in Section 10.3(b).

“Indemnified Party” shall have the meaning set forth in Section 10.3(b).

“Indemnifying Party” shall have the meaning set forth in Section 10.3(b).

“Know-How” means all technical information, know-how and data, including inventions (whether patentable or not), discoveries, trade secrets, specifications, instructions, processes, formulae, materials, expertise and other technology applicable to compounds, biologics, formulations, compositions, products or to their manufacture, development, registration, use or commercialization or methods of assaying or testing them or processes for their manufacture, formulations containing them, compositions incorporating or comprising them and including all biological, chemical, pharmacological, biochemical, toxicological, pharmaceutical, physical and analytical, safety, quality control, manufacturing, preclinical and clinical data, instructions, processes, formulae, expertise and information, regulatory filings and copies thereof, relevant to the development, manufacture, use or commercialization of and/or which may be useful in studying, testing, development, production or formulation of products, or intermediates for the synthesis thereof.

“MAA” means an application for the authorization to market a Product in any country or group of countries outside the United States, as defined in the applicable laws and regulations and filed with the Regulatory Authority of a given country or group of countries.

“Marina Know-How” means the Know-How owned or Controlled by Marina or its Affiliates as of the Effective Date relating to the CRN® Platform Technology. The Marina Know-How shall also include the CRN Data.

“Marina Patents” means the Patents identified in Exhibit A and any other Patents owned or Controlled by Marina or its Affiliates as of the Effective Date that have claims covering the CRN Platform Technology.

“Marina Technology” means Marina Patents and Marina Know-How.

“Marina Indemnitees” shall have the meaning set forth in Section 10.2.

“Party” shall have the meaning set forth in the preamble.

“Patents” means all patents and patent applications, author certificates, inventor certificates, utility certificates, improvement patents and models and certificates of addition and all foreign counterparts of them and including all divisionals, continuations, substitutions, continuations-in-part, re-examinations, reissues, additions, renewals, extensions, registrations, and supplemental protection certificates and the like of any of the foregoing.

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“Person” means any individual, partnership, limited liability company, firm, corporation, association, trust, unincorporated organization or other entity.

“Product” means any product or process covered by a claim in a Marina Patent or utilizing or incorporating Marina Know-How.

“Regulatory Authority” means any governmental agency or authority responsible for granting regulatory approvals for Products, including the United States Food and Drug Administration, the European Medicines Agency, or any successor entities thereto and any corresponding national or regional regulatory authorities.

“Regulatory Filings” means any submission to a Regulatory Authority of any appropriate regulatory application, and shall include, without limitation, any submission to a regulatory advisory board, MAA, and any supplement or amendment thereto. For the avoidance of doubt, Regulatory Filings shall include any Investigational New Drug (IND), New Drug Application (NDA) or the corresponding application in any other country or group of countries.

“Term” means the term of this Agreement as set forth in Section 8.1.

“Territory” means all countries of the world.

“Third Party” means any Person other than a Party or an Affiliate of a Party.

“United States” or “US” means the United States of America, its territories and possessions.

“USD” or “US$” means the lawful currency of the United States.

1.2	Interpretation. In this agreement unless otherwise specified:

(a)	“includes” and “including” shall mean respectively includes and including without limitation;

(b)	a Party includes its permitted assignees and/or their respective permitted successors in title to substantially the whole of its undertaking;

(c)	a statute or statutory instrument or any of their provisions is to be construed as a reference to that statute or statutory instrument or such provision as the same may have been or may from time to time hereafter be amended or re-enacted;

(d)	words denoting the singular shall include the plural and vice versa and words denoting any gender shall include all genders;

(e)	the Exhibits and other attachments form part of the operative provision of this Agreement and references to this Agreement shall, unless the context otherwise requires, include references to the Exhibits and attachments;

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(f)	the headings in this Agreement are for information only and shall not be considered in the interpretation of this Agreement;

(g)	general words shall not be given a restrictive interpretation by reason of their being preceded or followed by words indicating a particular class of acts, matters or things; and

(h)	the Parties agree that the terms and conditions of this Agreement are the result of negotiations between the Parties and that this Agreement shall not be construed in favor of or against any Party by reason of the extent to which any Party participated in the preparation of this Agreement.

2.	LICENSES

2.1	License Grant. Subject to the terms and conditions of this Agreement, Marina hereby grants to Novartis and its Affiliates a non-exclusive, irrevocable, perpetual, royalty-free, fully paid-up license, with the right to grant sublicenses as permitted in Section 2.2 of this Agreement, under the Marina Technology to research, develop, make, have made, use, import, offer for sale, sell, have sold, commercialize and otherwise exploit any Product in the Field in the Territory.

2.2	Sublicense Rights. Novartis may sublicense to a Third Party the rights granted to it by Marina under Section 2.1 of this Agreement at any time at its sole discretion, but only in connection with the research, manufacturing, development and or commercialization of a Novartis Product by Novartis or its Affiliates, by such Third Party or its Affiliates or by any of such Persons as part of a collaboration. A “Novartis Product” means any Product with respect to which Novartis or any of its Affiliates has conducted research, manufacturing, development and /or commercialization activities that are material to such Product.

3.	DISCLOSURE AND TRANSFER OF MARINA KNOW-HOW AND COOPERATION

3.1	Disclosure and Transfer of Marina Know-How. As soon as reasonably possible after the Effective Date (and in any event within ten (10) days after the Effective Date), Marina, without additional consideration, shall use good faith, diligent efforts to disclose to Novartis or its designated Affiliate all Marina Know-How in existence as of the Effective Date and shall provide such copies of any existing tangible embodiment thereof in written or electronic form as may be reasonably requested by Novartis, including delivery of an electronic copy of the CRN Data in a commonly usable format (to the extent in existence on the date hereof). Such disclosures shall include all Marina Know-How and any other data, information and documents known to and Controlled by Marina as of the Effective Date which may be necessary or useful to Novartis to practice the licenses granted hereunder efficiently.

3.2	Cooperation. Upon request by Novartis within a reasonable period after disclosure by Marina of the Marina Know-How and other data, information and documents pursuant to Section 3.1 of this Agreement, Marina will provide reasonable assistance to Novartis or its designated Affiliate in connection with understanding and using the Marina Know-How for purposes consistent with licenses and rights granted to Novartis hereunder; provided, that Novartis shall promptly pay or reimburse Marina for any travel or other out-of-pocket expenses incurred by Marina in connection with providing such assistance requested by Novartis.

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4.	FINANCIAL PROVISIONS

4.1	Upfront Payment. In consideration of the licenses and rights granted to Novartis hereunder, Novartis shall pay to Marina a one-time upfront payment of One Million Dollars (US$1,000,000). Such upfront payment shall be paid within five (5) Business Days after receipt by Novartis of an invoice to be issued no earlier than the Effective Date.

5.	PAYMENT TERMS

5.1	Payment Terms. All payments from Novartis to Marina shall be made by wire transfer to the credit of such bank account as may be designated by Marina in this Agreement or in writing to Novartis. Any payment which falls due on a date which is not a Business Day may be made on the next succeeding Business Day.

5.2	Currency. All payments under this Agreement shall be payable in US dollars.

5.3	Taxes. Marina will pay any and all taxes levied on account of any payments made to it under this Agreement.

6.	CONFIDENTIALITY

6.1	Duty of Confidence. Subject to the other provisions of this Section 6, all Confidential Information disclosed by a Party or its Affiliates under this Agreement will be maintained in confidence and otherwise safeguarded by the recipient Party. The recipient Party may only use the Confidential Information for the purposes of this Agreement and pursuant to the rights granted to the recipient Party under this Agreement. Subject to the other provisions of this Section 6, each Party shall hold as confidential such Confidential Information of the other Party or its Affiliates in the same manner and with the same protection as such recipient Party maintains its own confidential information. Subject to the other provisions of this Section 6, a recipient Party may only disclose Confidential Information of the other Party to employees, agents, contractors, consultants and advisers of the Party and its Affiliates and sublicensees and to Third Parties to the extent reasonably necessary for the purposes of, and for those matters undertaken pursuant to, this Agreement; provided, that such Persons are bound to maintain the confidentiality of the Confidential Information in a manner consistent with the confidentiality provisions of this Agreement.

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6.2	Exceptions. The obligations under this Section 6 shall not apply to any information to the extent the recipient Party can demonstrate by competent evidence that such information:

(a)	is (at the time of disclosure) or becomes (after the time of disclosure) generally known to the public or part of the public domain through no breach of this Agreement by the recipient Party or its Affiliates;

(b)	was known to, or was otherwise in the possession of, the recipient Party or its Affiliates prior to the time of disclosure by the disclosing Party or any of its Affiliates;

(c)	is disclosed to the recipient Party or an Affiliate on a non-confidential basis by a Third Party who is entitled to disclose it without breaching any confidentiality obligation to the disclosing Party or any of its Affiliates; or

(d)	is independently developed by or on behalf of the recipient Party or its Affiliates, as evidenced by its written records, without reference to the Confidential Information disclosed by the disclosing Party or its Affiliates under this Agreement.

Specific aspects or details of Confidential Information shall not be deemed to be within the public domain or in the possession of the recipient Party merely because the Confidential Information is embraced by more general information in the public domain or in the possession of the recipient Party. Further, any combination of Confidential Information shall not be considered in the public domain or in the possession of the recipient Party merely because individual elements of such Confidential Information are in the public domain or in the possession of the recipient Party unless the combination and its principles are in the public domain or in the possession of the recipient Party.

6.3	Authorized Disclosures.

(a)	In addition to disclosures allowed under Section 6.2, Novartis may disclose Confidential Information belonging to Marina or its Affiliates to the extent such disclosure is necessary in the following instances: (i) filing or prosecuting Patents as permitted by this Agreement; and (ii) in connection with Regulatory Filings for Products. In addition, Novartis may disclose Confidential Information belonging to Marina or its Affiliates to the extent such disclosure is necessary in connection with prosecuting or defending litigation as permitted by this Agreement; provided, that Novartis (A) informs Marina as soon as reasonably practicable of the proposed disclosure; and (B) shall use commercially reasonable efforts (but in no event less than the efforts used by Novartis with respect to confidential information derived from its other drug development and commercialization efforts) to limit the disclosure for the required purpose and to obtain protections to maintain the confidentiality of such Marina Confidential Information.

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(b)	In addition, Novartis may disclose Confidential Information of Marina to Novartis Affiliates and sublicensees permitted under Section 2.2; provided, that such Novartis Affiliates and sublicensees are bound in writing to maintain the confidentiality of such Confidential Information in a manner consistent with the confidentiality provisions of this Agreement.

(c)	In addition, Novartis and its Affiliates and sublicensees may disclose Confidential Information of Marina to Third Parties as may be necessary or useful in connection with the development, manufacture or commercialization of Products; provided, that such Third Parties are bound in writing to maintain the confidentiality of such Confidential Information in a manner consistent with the confidentiality provisions of this Agreement.

(d)	In the event the recipient Party is required to disclose Confidential Information of the disclosing Party by law or in connection with bona fide legal process, such disclosure shall not be a breach of this Agreement; provided, that the recipient Party (i) informs the disclosing Party as soon as reasonably practicable of the required disclosure; (ii) limits the disclosure to the required purpose; and (iii) at the disclosing Party’s request and expense, assists in the disclosing Party’s attempt to object to or limit the required disclosure.

(e)	Notwithstanding anything to the contrary contained in this Article 6 or Article 11 of this Agreement, Marina shall be permitted to disclose a copy of this Agreement to (a) Marina’s current or prospective banks, financial institutions, investors or other Third Parties for the purpose of raising capital or borrowing money or maintaining compliance with agreements, arrangements and understandings relating thereto, and (b) to any Person who proposes to be an assignee or to purchase or otherwise succeed (by merger, operation of law or otherwise) to all of Marina’s right, title and interest in, to and under this Agreement, if (1) such Person agrees to maintain the confidentiality of this Agreement pursuant to a written agreement at least as protective as the terms set forth in this Article 6 (with the exception of the term of the obligation of confidentiality, which may be for a specified term of years) and (2) any such assignment, purchase or succession would be permitted under Section 12.1 hereof.

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7.	EVENT OF DEFAULT

7.1	Event of Default. The rejection of this Agreement under section 365 of the Code by Marina shall constitute an event of default (an “Event of Default”) by Marina under this Agreement.

7.2	Breach by Novartis. Upon material breach of any representation, warranty or covenant by Novartis under this Agreement, Marina may notify Novartis of such breach and require that Novartis cure such breach, which cure period shall be not shorter than ninety (90) days following Marina’s notice for any such breach. In the event Novartis shall not have cured such breach by the end of the applicable cure period, Marina may terminate this Agreement immediately upon written notice to Novartis. Notwithstanding the foregoing cure period, non-payment of the upfront license fee within the time period set forth in Section 4.1, shall automatically and immediately terminate this Agreement.

7.3	Termination for Other Marina Breach. Upon material breach of any representation, warranty or covenant by Marina under this Agreement, Novartis may notify Marina in writing of such Default and require that Marina cure such Default within ninety (90) days of Novartis’s notice. In the event Marina shall not have cured the Default by the end of the cure period, Novartis may terminate this Agreement immediately upon written notice to Marina.

8.	TERM; RIGHTS IN BANKRUPTCY

8.1	Term. Subject to Section 8.2, the term of this Agreement (the “Term”) is perpetual and shall continue indefinitely following the Effective Date.

8.2	Termination for Event of Default. Novartis may terminate this Agreement immediately upon written notice to Marina upon the occurrence of an Event of Default.

8.3	Rights in Bankruptcy.

(a)	The Parties agree that this Agreement constitutes an executory contract under Section 365 of the US Bankruptcy Code (the “Code”) for the license of “intellectual property” as defined under Section 101 of the Code and constitutes a license of “intellectual property” for purposes of any similar laws in any other country in the Territory. The Parties further agree that Novartis, as licensee of such rights under this Agreement, may retain and may fully exercise all of its protections, rights, and elections under the Code, including, but not limited to, Section 365(n) of the Code, and any similar laws in any other country in the Territory. The Parties further agree that, in the event of the commencement of a bankruptcy case by or against any Marina under the Code, and in the event that MARINA rejects this Agreement and Novartis elects to retain its rights under Section 365(n)(1)(B) of the Code. Novartis will be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property then existing, and the same, if not already in its possession, will be promptly delivered to following the rejection of this Agreement by or on behalf of Marina.

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(b)	All rights, powers and remedies of Novartis provided for in this Section 8.3 are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including, without limitation, under the Code and any similar laws in any other country in the Territory). In the event of the commencement of a bankruptcy case by or against Marina under the Code, Novartis, in addition to the rights, power and remedies expressly provided herein, shall be entitled to exercise all other such rights and powers and resort to all other such remedies as may now or hereafter exist at law or in equity (including, without limitation, under the Code), subject to any requirements of the Code relating to relief from the automatic stay with respect to Novartis’s exercise of such rights or remedies). The Parties agree that they intend the following Novartis rights to extend to the maximum extent permitted by law, including, without limitation, for purposes of and consistent with the provisions of the Code: (i) the right of access to any such intellectual property (including all embodiments thereof) of Marina licensed or sublicensed to Novartis pursuant to this Agreement, or any Third Party with whom Marina contracts to perform an obligation of Marina under Section 3.1 of this Agreement which is necessary for the development, registration, manufacture and/or commercialization of Products in the Territory; (ii) the right to contract directly with any Third Party described in (i) to complete the contracted work, and (iii) the right to cure any breach of or default under any such agreement with a Third Party and set off the costs thereof against amounts payable to Marina under this Agreement.

9.	REPRESENTATIONS, WARRANTIES AND COVENANTS

9.1	Representations and Warranties by Each Party. Each Party represents and warrants to the other as of the Effective Date that:

(a)	it is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of formation;

(b)	it has full corporate power and authority to execute, deliver, and perform this Agreement, and has taken all corporate action required by law and its organizational documents to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement;

(c)	this Agreement constitutes a valid and binding agreement enforceable against it in accordance with its terms;

(d)	all consents, approvals and authorizations from all governmental authorities or other Third Parties required to be obtained by such Party in connection with the execution, delivery and performance of this Agreement have been obtained; and

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(e)	the execution and delivery of this Agreement and all other instruments and documents required to be executed pursuant to this Agreement, and the consummation of the transactions contemplated hereby do not (i) conflict with or result in a breach of any provision of its organizational documents, (ii) result in a breach of any agreement to which it is a party; or (iii) violate any law.

9.2	Representations and Warranties by Marina. Marina represents and warrants to Novartis as of the Effective Date that:

(a)	Exhibit A sets forth a complete and accurate list of all Marina Patents;

(b)	Marina has obtained from all individuals who participated in any respect in the invention or authorship of any Marina Technology effective assignments of all ownership rights of such individuals in such Marina Technology, either pursuant to written agreement or by operation of law;

(c)	All of Marina’s employees, officers, and consultants have executed agreements or have existing obligations under applicable laws requiring assignment to Marina of all inventions made during the course of and as the result of their association with Marina and obligating the individual to maintain as confidential Marina’s Confidential Information as well as confidential information of other parties (including Novartis and its Affiliates, although they may not be specifically referenced by name) which such individual may receive, to the extent required to support Marina’s obligations under this Agreement;

(d)	Marina has all necessary legal rights and authority to grant the licenses and rights granted under this Agreement and has not assigned, transferred, conveyed or licensed its right, title and interest in the Licensed Technology in any manner inconsistent with such license grant or the other terms of this Agreement.;

(e)	Marina has all necessary legal rights and authority to use and disclose and to enable Novartis to use and disclose (in each case under appropriate conditions of confidentiality) the Marina Know-How;

(f)	To Marina’s knowledge, the issued patents in the Marina Patents are valid and enforceable without any claims, challenges, oppositions, interference or other proceedings pending or, to Marina’s knowledge, threatened and Marina has filed and prosecuted patent applications within the Marina Patents in good faith and, to Marina’s knowledge, complied with all duties of disclosure with respect thereto;

(g)	To Marina’s knowledge, Marina has not committed any act, or omitted to commit any act, that may cause the Marina Patents to expire prematurely or be declared invalid or unenforceable;

(h)	All application, registration, maintenance and renewal fees in respect of the Marina Patents as of the Effective Date have been paid and all necessary documents and certificates have been filed with the relevant agencies for the purpose of maintaining the Marina Patents;

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(i)	To Marina’s knowledge, the practice of the Marina Technology does not infringe Patents or misappropriate Know-How of any Third Party, nor has Marina received any written notice alleging such infringement or misappropriation;

(j)	Marina has not initiated or been involved in any proceedings or claims in which it alleges that any Third Party is or was infringing the Marina Patents or misappropriating any Marina Know-How, nor have any such proceedings been threatened by Marina, nor does Marina know of any valid basis for any such proceedings;

(k)	Marina has taken all reasonable precautions to preserve the confidentiality of the Marina Know-How;

(l)	Marina has not entered into a government funding relationship that would result in rights to any Products residing in the US Government, National Institutes of Health, National Institute for Drug Abuse or other agency, and the licenses granted hereunder are not subject to overriding obligations to the US Government as set forth in Public Law 96-517 (35 U.S.C. 200-204), as amended, or any similar obligations under the laws of any other country;

(m)	Subject to Section 9.2, Marina has not granted any Third Party rights that would otherwise interfere or be inconsistent with Novartis’s rights hereunder, and there are no agreements or arrangements to which Marina or any of its Affiliates is a party relating to the Products, Marina Patents, Marina Know-How or that would limit the rights granted to Novartis under this Agreement or that restrict or will result in a restriction on Novartis’ ability to develop, manufacture, register, use or commercialize the Products in the Territory; and

(n)	Marina has not failed to disclose to Novartis any fact or circumstance known to Marina and relating to any of the Marina Technology that would be reasonably material to Novartis in determining to enter into this Agreement or the transactions contemplated herein.

9.3	Novartis acknowledges that MARINA has granted rights to practice certain Marina Patents (a) to Mirna Therapeutics, Inc. (“Mirna”) solely in connection with the development and commercialization of a limited number of specified proprietary compounds belonging to Mirna and (b) to ProNai Therapeutics, Inc. (“ProNai”) in connection with DNAi human therapeutic use. DNAi does not include RNAi, antisense and microRNA oligonucleotides that base pair with mRNAs, microRNAs or pre-mRNAs to affect expression of a gene, directly or indirectly). The Parties agree that the foregoing grants do not interfere with, are not otherwise inconsistent with, and do not limit the rights granted to Novartis in Section 2.1.

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9.4	Covenants of Marina. Marina covenants and agrees that:

(a)	it will not grant any interest in the Marina Technology which is inconsistent with the terms and conditions of this Agreement;

(b)	if, at any time after execution of this Agreement, it becomes aware that it or any employee, agent or subcontractor of Marina who participated, or is participating, in the performance of any activities hereunder is on, or is being added to the FDA Debarment List or any of the three (3) FDA Clinical Investigator Restriction Lists referenced in Section 14.1(f), it will provide written notice of this to Novartis within two (2) Business Days of its becoming aware of this fact;

(c)	it shall maintain insurance with respect to its indemnification obligations under this Agreement in such amounts as are commercially reasonable in the industry for companies conducting similar business and shall require any of its Affiliates undertaking activities under this Agreement to do the same.

9.5	No Other Warranties. EXCEPT AS EXPRESSLY STATED IN THIS SECTION 9, (A) NO REPRESENTATION, CONDITION OR WARRANTY WHATSOEVER IS MADE OR GIVEN BY OR ON BEHALF OF ASTRNovartisENECA OR MARINA; AND (B) ALL OTHER CONDITIONS AND WARRANTIES WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE ARE HEREBY EXPRESSLY EXCLUDED, INCLUDING ANY CONDITIONS AND WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT.

10.	INDEMNIFICATION; LIABILITY

10.1	Indemnification by Marina. Marina shall defend, indemnify, and hold Novartis, its Affiliates, and their respective officers, directors, employees and agents, and all successors and assigns of any of the foregoing (“Novartis Indemnitees”) harmless from and against any Claims against them to the extent arising or resulting from:

(a)	the gross negligence or willful misconduct of Marina or any of its Affiliates; or

(b)	the breach of any of the covenants, representations or warranties made by Marina to Novartis under this Agreement;

provided, however, that Marina shall not be obliged to so indemnify, defend and hold harmless the Novartis Indemnitees for any Claims to the extent that Novartis has an obligation to indemnify Marina Indemnitees pursuant to Section 10.2 or to the extent that such Claims arise from the breach, gross negligence or willful misconduct of Novartis or a Novartis Indemnitee.

10.2	Indemnification by Novartis. Novartis shall defend, indemnify, and hold Marina, its Affiliates, and their respective officers, directors, employees and agents, and all successors and assigns of any of the foregoing (“Marina Indemnitees”) harmless from and against any Claims against them to the extent arising or resulting from:

(a)	the gross negligence or willful misconduct of Novartis or any of its Affiliates or sublicensees;

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(b)	the breach of any of the covenants, representations or warranties made by Novartis to Marina under this Agreement; or

(c) the exercise or practice by Novartis, its Affiliates or Sublicensees of the license granted to Novartis under Sections 2.1 (excluding any such Claim that alleges that the exercise or practice of the MARINA Technology infringes a patent or misappropriates other intellectual property of a Third Party); or

(d) the development, manufacture or commercialization of any Product by or for Novartis, its Affiliates or Sublicensees;..

provided, however, that Novartis shall not be obliged to so indemnify, defend and hold harmless the Marina Indemnitees for any Claims to the extent that Marina has an obligation to indemnify Novartis Indemnitees pursuant to Section 10.1 or to the extent that such Claims arise from the breach, gross negligence or willful misconduct of Marina or the Marina Indemnitee.

10.3	Indemnification Procedure.

(a)	For the avoidance of doubt, all indemnification claims in respect of a Novartis Indemnitee or Marina Indemnitee shall be made solely by Novartis or Marina, respectively, on behalf of the Novartis Indemnitee or Marina Indemnitee, as the case may be.

(b)	A Party seeking indemnification hereunder (“Indemnified Party”) shall notify the other Party (“Indemnifying Party”) in writing reasonably promptly after the assertion against the Indemnified Party of any Claim or fact in respect of which the Indemnified Party intends to base a claim for indemnification hereunder (“Indemnification Claim Notice”), but the failure or delay to so notify the Indemnifying Party shall not relieve the Indemnifying Party of any obligation or liability that it may have to the Indemnified Party, except to the extent that the Indemnifying Party demonstrates that its ability to defend or resolve such Claim is adversely affected thereby. The Indemnification Claim Notice shall contain a description of the claim and the nature and amount of the Claim (to the extent that the nature and amount of such Claim is known at such time). Upon the request of the Indemnifying Party, the Indemnified Party shall furnish promptly to the Indemnifying Party copies of all correspondence, communications and official documents (including court documents) received or sent in respect of such Claim.

(c)	Subject to the provisions of sub-Section (d) below, the Indemnifying Party shall, within thirty (30) days after receipt of the Indemnification Claim Notice, advise the Indemnified Party whether it is assuming the defense and handling of such Claim, at the Indemnifying Party’s sole expense. The assumption of the defense of a Claim by the Indemnifying Party shall not be construed as acknowledgement that the Indemnifying Party is liable to indemnify any indemnitee in respect of the Claim, nor shall it constitute a waiver by the Indemnifying Party of any defenses it may assert against any Indemnified Party’s claim for indemnification. In the event that it is ultimately decided that the Indemnifying Party is not obligated to indemnify or hold an indemnitee harmless from and against the Claim, the Indemnified Party shall reimburse the Indemnifying Party for any and all reasonable costs and expenses (including attorneys’ fees and costs of suit) incurred by the Indemnifying Party in its defense of the Claim.

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(d)	Upon assumption of the defense of a Claim by the Indemnifying Party: (i) the Indemnifying Party shall have the right to and shall assume sole control and responsibility for dealing with the Claim; (ii) the Indemnifying Party may, at its own cost, appoint as counsel in connection with conducting the defense and handling of such Claim any law firm or counsel reasonably selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party (such consent not to be unreasonably withheld or delayed); (iii) the Indemnifying Party shall keep the Indemnified Party informed of the status of such Claim; and (iv) the Indemnifying Party shall have the right to settle the Claim on any terms the Indemnifying Party chooses; provided, however, that it shall not, without the prior written consent of the Indemnified Party, agree to a settlement of any Claim which could lead to liability for or create any financial or other obligation or restriction on the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder or which admits any wrongdoing or responsibility for the Claim on behalf of the Indemnified Party. The Indemnified Party shall cooperate with the Indemnifying Party at the Indemnifying Party’s expense. In particular, the Indemnified Party shall furnish such records, information and testimony, provide witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith; subject to the right of the Indemnified Party to obtain confidentiality protection in connection therewith consistent with the confidentiality provisions of this Agreement. Such cooperation shall include access during normal business hours by the Indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Claim, and making the Indemnified Party, the Novartis Indemnitees or Marina Indemnitees, as the case may be, and its and their employees and agents available on a mutually convenient basis to provide additional information and explanation of any records or information provided. The Indemnified Party shall be entitled to participate in, but not control, the defense of such Claim with its own counsel and at its own expense; provided, however, that if the litigants in any such action include both the Indemnified Party and the Indemnifying Party and legal counsel for the Indemnified Party shall have reasonably concluded in a written legal opinion delivered to the Indemnifying Party that, by reason of certain bona fide defenses available to the Indemnified Party which are different from or additional to those available to the Indemnifying Party, the interests of the Indemnified Party materially conflict with the interests of the Indemnifying Party such that it would be unethical under applicable rules relating to attorney conflicts of interest for the Indemnifying Party and such Indemnified Party to be represented by the same counsel with respect to such defense, the Indemnified Party shall have the right to select one separate counsel and to assert such legal defenses, with the reasonable expenses and fees of such separate counsel to be reimbursed by the Indemnifying Party as and when incurred.

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(e)	If the Indemnifying Party fails to assume or conduct the defense and handling of any Claim in good faith as provided in Section 10.3(c) and (d) above, the Indemnified Party may, at the Indemnifying Party’s expense, select counsel reasonably acceptable to the Indemnifying Party (such consent not to be unreasonably withheld or delayed) in connection with conducting the defense and handling of such Claim and defend or handle such Claim in such manner as it may deem appropriate; provided, that the foregoing shall not be construed as a limitation on the Indemnified Party’s right to claim that the Indemnifying Party has breached its obligations pursuant to this Section 10. In such event, the Indemnified Party shall keep the Indemnifying Party timely apprised of the status of such Claim and the Indemnified Party shall have the right to settle the Claim on any terms the Indemnified Party chooses; provided, however, that the Indemnified Party shall not, without the prior written consent of the Indemnifying Party, agree to a settlement of any Claim which could lead to liability or create any financial or other obligation on the part of the Indemnifying Party, other than its liability for indemnification of the Indemnified Party as provided in this Article 10, or which admits any wrongdoing or responsibility for the claim on behalf of the Indemnifying Party.

10.4	Mitigation of Loss. Each Indemnified Party will take and will procure that its Affiliates take all such reasonable steps and action as are necessary or as the Indemnifying Party may reasonably require in order to mitigate any Claims (or potential losses or damages) under this Section 10. Nothing in this Agreement shall or shall be deemed to relieve any Party of any common law or other duty to mitigate any losses incurred by it.

10.5	Special, Indirect and Other Losses. NEITHER PARTY NOR ANY OF ITS AFFILIATES SHALL BE LIABLE IN CONTRACT, TORT, NEGLIGENCE BREACH OF STATUTORY DUTY OR OTHERWISE FOR ANY SPECIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES OR FOR ANY ECONOMIC LOSS OR LOSS OF PROFITS SUFFERED BY THE OTHER PARTY, EXCEPT TO THE EXTENT ANY SUCH DAMAGES ARE REQUIRED TO BE PAID TO A THIRD PARTY AS PART OF A CLAIM FOR WHICH A PARTY PROVIDES INDEMNIFICATION UNDER THIS SECTION 10.

10.6	No Exclusion. Neither Party excludes any liability for death or personal bodily injury caused by its or its Affiliate’s (or, in the case of Novartis, its sublicensee’s) negligence or that of their respective employees, agents or sub-contractors.

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11.	PUBLICATIONS AND PUBLICITY

11.1	Publications

(f)	For the avoidance of doubt, Novartis or any of its Affiliates may, without any required consents from Marina but subject to its confidentiality obligations under Article 6 of this Agreement with respect to the Confidential Information of Marina, (i) issue press releases and other public statements as it deems appropriate in connection with the development and commercialization of the Products under this Agreement; and (ii) publish or have published information about clinical trials related to the Products, including the results of such clinical trials

11.2	Publicity

(a)	Neither Party shall use the name, symbol, trademark, trade name or logo of the other Party or its Affiliates in any press release, publication or other form of public disclosure without the prior written consent of the other Party in each instance (such consent not to be unreasonably withheld or delayed), except for those disclosures for which consent has already been obtained. Notwithstanding the foregoing, Novartis shall be entitled, upon reasonable prior notice to Marina, to use the name of Marina to identify its licensor to the extent necessary or useful in connection with the development or commercialization of the Products, including in connection with sublicensing and subcontracting transactions.

(b)	Subject to paragraph (c) of this Section 11.2, each Party agrees not to issue any press release or other public statement, whether oral or written, disclosing the existence of this Agreement, the terms hereof or any information relating to this Agreement without the prior written consent of the other Party, which approval shall not be unreasonably withheld, conditioned or delayed; provided, however, that Novartis may issue press releases and other public statements as it deems appropriate in connection with the development and commercialization of Products under this Agreement and provided further, that the Parties approve the text of the press release annexed as Exhibit B to this Agreement.

(c)	Notwithstanding the foregoing, each Party may, without the prior approval of the other Party, make any disclosures required of it to comply with any duty of disclosure it may have pursuant to law or governmental regulation or pursuant to the rules of any recognized stock exchange. , The Parties shall nevertheless use good faith efforts to coordinate with each other with respect to the timing, form and content of such required disclosure. If so requested by the other Party, the Party subject to such obligation shall use commercially reasonable efforts to obtain an order, agreement or other governmental or Third Party action protecting to the maximum extent possible the confidentiality of such provisions of this Agreement as reasonably requested by the other Party. Unless the Parties otherwise agree, such disclosure shall be limited to the minimum required as determined by the disclosing Party in consultation with its legal counsel. Without limiting the foregoing, each Party shall consult with the other Party on the provisions of this Agreement, together with exhibits or other attachments attached hereto, to be redacted in any filings made by Marina or Novartis with the Securities and Exchange Commission (or other regulatory body) or as otherwise required by law. Marina also may file or submit such redacted version of this Agreement with NASDAQ in connection with maintaining its NASDAQ listing.

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12.	GENERAL PROVISIONS

12.1	Assignment. Neither Party may assign its rights and obligations under this Agreement without the other Party’s prior written consent, except that (a) a Party may assign its rights and obligations under this Agreement or any part hereof to one or more of its Affiliates without the consent of the other Party; and (b) either Party may assign this Agreement in its entirety to a successor to all or substantially all of its business or assets to which this Agreement relates. The assigning Party shall provide the other Party with prompt written notice of any such assignment pursuant to clause (b) above. Any permitted assignee shall assume all obligations of its assignor under this Agreement (or related to the assigned portion in case of a partial assignment to an Affiliate), and no permitted assignment shall relieve the assignor of liability hereunder. Any attempted assignment in contravention of the foregoing shall be void. Subject to the terms of this Agreement, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

12.2	Extension to Affiliates; Subcontractors. Novartis shall have the right to extend the rights, immunities and obligations granted in this Agreement to one or more of its Affiliates. All applicable terms and provisions of this Agreement shall apply to any such Affiliate to which this Agreement has been extended to the same extent as such terms and provisions apply to Novartis. Novartis shall remain primarily liable for any acts or omissions of its Affiliates. In addition, Novartis may subcontract to Third Parties the performance of any tasks and obligations relating to its exercise of the license and other rights under this Agreement as Novartis deems appropriate, subject to its confidentiality obligations pursuant to Article 6 of this Agreement.

12.3	Severability. Should one or more of the provisions of this Agreement become void or unenforceable as a matter of law, then this Agreement shall be construed as if such provision were not contained herein and the remainder of this Agreement shall be in full force and effect, and the Parties will use their commercially reasonable efforts to substitute for the invalid or unenforceable provision a valid and enforceable provision which conforms as nearly as possible with the original intent of the Parties.

12.4	Governing Law and Jurisdiction. This Agreement shall be governed by and construed under the laws of New York, without giving effect to the conflicts of laws provision thereof. Any disputes between the Parties relating to this Agreement shall be subject to the exclusive jurisdiction and venue of the federal courts located in the Southern District of New York (without restricting any right of appeal), and the Parties hereby waive any objection which they may have now or hereafter to the laying of venue of any proceedings in such courts and to any claim that such proceedings have been brought in an inconvenient forum, and further agree that a judgment or order in any such proceedings shall be binding upon each of them and may be enforced in the courts of any other jurisdiction.

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12.5	Force Majeure. Neither Party shall be responsible to the other for any failure or delay in performing any of its obligations under this Agreement or for other nonperformance hereunder if such delay or nonperformance is caused by strike, stoppage of labor, lockout or other labor trouble, fire, flood, accident, war, act of terrorism, act of God or of the government of any country or of any local government, or by other cause unavoidable or beyond the reasonable control of any Party hereto (a “Force Majeure Event”).

12.6	Waivers and Amendments. The failure of any Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other Party. No waiver shall be effective unless it has been given in writing and signed by the Party giving such waiver. No provision of this Agreement may be amended or modified other than by a written document signed by authorized representatives of each Party.

12.7	Relationship of the Parties. Nothing contained in this Agreement shall be deemed to constitute a partnership, joint venture, or legal entity of any type between Marina and Novartis, or to constitute one as the agent of the other. Moreover, each Party agrees not to construe this Agreement, or any of the transactions contemplated hereby, as a partnership for any tax purposes. Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give any Party the power or authority to act for, bind, or commit the other.

12.8	Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when: (a) delivered by hand (with written confirmation of receipt); (b) sent by fax (with written confirmation of receipt), provided, that a copy is immediately sent by an internationally recognized overnight delivery service (receipt requested); or (c) when received by the addressee, if sent by an internationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and fax numbers set forth below (or to such other addresses and fax numbers as a Party may designate by notice):

If to Marina:

Marina, Inc.
3830 Monte Villa Parkway
Bothell, WA 98021

USA

Attn.: Mr. J. Michael French, President and CEO
Fax: (425) 908-3101

Email: JMFrench@marinabio.com

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If to Novartis:

Novartis Institutes for BioMedical Research, Inc.

250 Massachusetts Avenue

Cambridge, MA 02139

USA

Attn.: Dr. Charles Wilson

Vice President, Global Head of Strategic Alliances

Phone: +1 617-871-3320

Email : charles.wilson@novartis.com

12.9	Further Assurances. Novartis and Marina hereby covenant and agree without the necessity of any further consideration, to execute, acknowledge and deliver any and all such other documents and take any such other action as may be reasonably necessary to carry out the intent and purposes of this Agreement.

12.10	Compliance with Law. Each Party shall perform its obligations under this Agreement in accordance with all applicable laws. No Party shall, or shall be required to, undertake any activity under or in connection with this Agreement which violates, or which it believes, in good faith, may violate, any applicable law.

12.11	No Third Party Beneficiary Rights. The provisions of this Agreement are for the sole benefit of the Parties and their successors and permitted assigns, and they shall not be construed as conferring any rights to any Third Party (including any third party beneficiary rights).

12.12	English Language. This Agreement is written and executed in the English language. Any translation into any other language shall not be an official version of this Agreement and in the event of any conflict in interpretation between the English version and such translation, the English version shall prevail.

12.13	Expenses. Except as otherwise expressly provided in this Agreement, each Party shall pay the fees and expenses of its respective lawyers and other experts and all other expenses and costs incurred by such Party incidental to the negotiation, preparation, execution and delivery of this Agreement.

12.14	Entire Agreement. This Agreement, together with its Exhibits, sets forth the entire agreement and understanding of the Parties as to the subject matter hereof and supersedes all proposals, oral or written, and all other prior communications between the Parties, with respect to such subject matter. In the event of any conflict between a substantive provision of this Agreement and any Exhibit hereto, the substantive provisions of this Agreement shall prevail.

12.15	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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12.16	Cumulative Remedies. No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.

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IN WITNESS WHEREOF, the Parties intending to be bound have caused this Agreement to be executed by their duly authorized representatives.

NOVARTIS INSTITUTES FOR BIOMEDICAL RESEARCH, INC.	MARINA BIOTECH, INC.

By: /s/ Christian Klee	By: /s/ J. Michael French
Name: Christian Klee	Name: J. Michael French
Title: Vice President & Chief Financial Officer	Title: President & CEO